International Business Machines Corporation
New Orchard Road
Armonk, NY 10504


Date: _____________


Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549


I hereby authorize each of the following individuals, whose signatures appear below, as well as each of the International Business Machines Corporation (IBM) employees holding the titles of Secretary; Vice President, Total Rewards; Director, IBM Corporate Compensation; and any employee of IBM designated in writing by the Secretary of IBM, to sign and file on my behalf as an executive officer of IBM any Securities and Exchange Commission forms or documents in connection with any transactions by me in IBM securities, including without limitation Form 3, Form 4, and Form 5 under the Securities Exchange Act of 1934 and Form 144 under the Securities Act of 1933. The specimen signatures provided below may be signed on separate documents, and such documents taken together shall constitute a single document.

M. Tarsia	_____________ /s/ M. Tarsia_______________
L. Lalli	_____________ /s/ L. Lalli________________
L. Mallardi	_____________ /s/ L. Mallardi_____________
J. Mancillas	_____________ /s/ J. Mancillas____________
F. Sedlarcik	_____________ /s/ F. Sedlarcik____________
L. Sousa	_____________ /s/ L. Sousa________________
A. Plenge	_____________ /s/ A. Plenge_______________
A. Servello	_____________ /s/ A. Servello_____________

This authorization shall remain in effect for as long as I remain an executive officer of IBM.


Very truly yours,




__________________________________________
Rob Thomas